QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-90108 of Mothers Work, Inc. on Form S-3 of our report dated May 18, 2001 related to the consolidated financial statements of eSpecialty Brands, LLC and subsidiaries as of January 27, 2001 and for the period from March 22, 2000 (Inception Date) to January 27, 2001, appearing on Form 8-K/A filed by Mothers Work, Inc. on December 31, 2001 and incorporated by reference in this Registration Statement on Form S-3/A of Mothers Work, Inc. dated on or about July 15, 2002.

Deloitte & Touche LLP

Chicago, Illinois
July 15, 2002

QuickLinks

  Exhibit 23.2